Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Second Quarter Results

HOUSTON, August 5, 2015 — Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the three months ended June 30, 2015.

Financial highlights from second quarter 2015 include:

•	Increased average daily production 39% to 268 MMcfe/d for the second quarter 2015 compared to 193 MMcfe/d for the second quarter 2014

•	Reported Adjusted EBITDA(1) of $82.8 million for the second quarter 2015 compared to $81.5 million for the second quarter 2014

•	Reported Adjusted Net Income(1) of $17.3 million for the second quarter 2015 compared to $40.2 million for the second quarter 2014

Other significant highlights include:

•	Completed 2 gross horizontal wells in the second quarter 2015 including:

•	The one well Drewett pad reported a thirty-day initial production (“IP”) rate of 27.7 MMcfe/d and had a lateral length of 7,458 feet

•	The one well Aulds pad reported a thirty-day IP rate of 17.2 MMcfe/d and had a lateral length of 6,905 feet

•	Added 31,157 net acres year-to-date in and around the Terryville Field through MRD’s active leasing program

•	As of July 31, 2015, MRD owned 107,109 gross (92,314 net) acres in the Terryville Field, representing a 79% increase in MRD’s net acreage position since its initial public offering

“We are pleased with our progress and execution in 2015. We’ve expanded our acreage position in North Louisiana by adding an additional 31,157 net acres year-to-date, which continues to increase our drilling inventory. As we have previously communicated, we expect a significant increase in production during the second half of 2015 driven by completions during the period,” said John Weinzierl, Chief Executive Officer of MRD. “In addition to delivering top tier production growth, we believe MRD represents a best-in-class E&P company providing investors exposure to one of the most prolific natural gas basins in the country characterized by high initial production rates, minimal basis differentials and ample takeaway capacity.”

Second Quarter 2015 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of MRD’s operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”)(2).

Net production increased 39% year-over-year to 268 MMcfe/d for the second quarter 2015 compared to 193 MMcfe/d for the second quarter 2014. Second quarter 2015 net production consisted of 203 MMcf/d of natural gas (76%), 7.4 MBbls/d of natural gas liquids (“NGLs”) (16%) and 3.5 MBbls/d of crude oil (8%).

Total revenues for the second quarter 2015 were $78.6 million compared to $110.6 million for the second quarter 2014. Total revenues were lower due to lower commodity prices despite the increased production and do not include the impact of realized hedges.

Average realized prices for the quarter ending June 30, 2015 and 2014, before the effect of commodity derivatives, are presented below:

	Q2’15	Q2’14	Percent Change
Natural gas (per Mcf)	$2.59	$4.75	(45)%
NGL (per Bbl)	$20.99	$53.48	(61)%
Oil (per Bbl)	$53.18	$100.02	(47)%

Total (per Mcfe)	$3.23	$6.29	(49)%

Average realized prices for the quarter ending June 30, 2015 and 2014, after the effect of commodity derivatives, are presented below:

	Q2’15	Q2’14	Percent Change
Natural gas (per Mcf)	$3.86	$4.58	(16)%
NGL (per Bbl)	$32.60	$52.86	(38)%
Oil (per Bbl)	$73.00	$96.27	(24)%

Total (per Mcfe)	$4.77	$6.10	(22)%

Lease operating expense (“LOE”) for the second quarter 2015 was $3.9 million, or $0.16 per Mcfe, compared to $4.8 million, or $0.27 per Mcfe, for the second quarter 2014.

Gathering, processing and transportation expense for the second quarter 2015 was $18.1 million, or $0.74 per Mcfe, compared to $10.3 million, or $0.59 per Mcfe in the second quarter 2014. The year-over-year increase was primarily driven by increased production volumes and higher fees related to new, high-efficiency cryogenic natural gas processing services recently made available to the Terryville Field.

Production and ad valorem taxes were $3.1 million for the second quarter 2015, or $0.13 per Mcfe, compared to $3.6 million, or $0.20 per Mcfe, for the second quarter 2014. Second quarter 2015 production and ad valorem taxes decreased on a per unit basis compared to second quarter 2014 due to a higher percentage of production receiving tax exemptions.

General and administrative (“G&A”) expense for the second quarter 2015 was $10.3 million, or $0.42 per Mcfe, compared to $10.8 million, or $0.61 per Mcfe, for the second quarter 2014. During the second quarter 2015, G&A expense included $2.0 million, or $0.08 per Mcfe, of stock-based compensation expense and $0.1 million, or $0.01 per Mcfe, of transaction related costs.

Net interest expense during the second quarter 2015 was $9.6 million, including amortization of deferred financing fees of approximately $0.7 million. This compares to net interest expense during the second quarter 2014 of $16.5 million, including amortization of deferred financing fees of approximately $0.8 million. The decrease in net interest expense is primarily the result of lower levels of indebtedness and lower debt costs associated with MRD’s revolving credit facility and senior notes.

MRD reported Adjusted Net Income(1) for the second quarter 2015 of $17.3 million compared to $40.2 million for the second quarter 2014.

Drilling and completion (“D&C”) capital expenditures, excluding leasehold and including facilities and capital workovers, totaled $110.2 million in the second quarter 2015. During the first half 2015, MRD’s D&C capital expenditures, excluding leasehold and including facilities and capital workovers, were approximately $199.1 million, and MRD directed approximately 100% of its capital program to the Terryville Field during this time.

(1) Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2) Because MRD controls MEMP through the ownership of its general partner (“MEMP GP”), MRD is required by accounting principles generally accepted in the United States of America (“GAAP”) to consolidate MEMP for accounting and financial reporting purposes even though MEMP GP only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent and non-recourse capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 for additional information.

Operational Update

MRD reported second quarter and first half 2015 average daily production of 268 MMcfe/d and 272 MMcfe/d, respectively. MRD brought online a total of 2 gross horizontal wells in the second quarter 2015 consisting of the Drewett and Aulds pads. Second quarter and first half 2015 production benefitted from positive performance from wells brought online during the first half 2015. The following table provides additional details related to MRD’s horizontal wells added in the Terryville Field during the second quarter 2015:

Well	Zone	Lateral Length (Feet)	30-Day IP Rate (MMcfe/d)	30-Day IP Rate Per Thousand Foot of Lateral
Drewett 17 8HC-1	Upper Red	7,458	27.7	3.7
Aulds 29-32-5 H-1	Upper Red	6,905	17.2	2.5

Average		7,182	22.5	3.1

In April 2015, MRD brought online the Drewett well, which is located in the northwest section of the Terryville Field. This well achieved a thirty-day IP rate of approximately 27.7 MMcfe/d and had a lateral length of 7,458 feet.

In May 2015, MRD brought online the Aulds well, which is located approximately 2.75 miles east of the Louisiana Methodist Orphanage well (“LMO”). This well achieved a thirty-day IP rate of approximately 17.2 MMcfe/d and had a lateral length of 6,905 feet.

MRD turned 4 new pads to sales during July 2015, including the Dowling, Dunn Estate, TL McCrary and Wright pads. These pads included a total of 13 gross wells consisting of 9 Upper Red, 3 Lower Red and 1 Upper Deep Pink wells. Initial flowback rates from these wells have been encouraging, and management anticipates providing full thirty-day IP rates upon their availability at a later date. As of July 31, 2015, MRD had a total of 70 horizontal wells producing from its four primary zones in the Terryville Field.

In total, MRD expects to bring online approximately 20 to 23 wells during the third quarter 2015 and approximately 35 to 40 wells in total during the second half 2015. MRD’s new well completions for 2015 are expected to have an average working interest of approximately 90%.

Previously Announced Full-Year 2015 Operational and Financial Guidance

MRD reiterated its full-year 2015 operational and capital budget guidance provided on February 24, 2015. Assuming the execution of its capital plan, MRD’s production guidance range for the fiscal year 2015 is 325 to 365 MMcfe/d, which implies 77% year-over-year production growth (using the mid-point of 2015 guidance range). MRD’s full-year 2015 D&C capital expenditures are expected to range between $475 to $525 million. The guidance included in this press release is subject to the cautionary statements and limitations described under the “Cautionary Statement Concerning Forward-Looking Statements” caption of this press release. MRD’s guidance is based on, among other things, its current expectations regarding capital expenditure levels and the assumption that market demand and prices for oil, natural gas and NGLs will continue at levels that allow for economic production of these products.

Terryville Field Acquisitions and Lease Additions

MRD continues to increase its ownership in and around the Terryville Field through acreage acquisitions and an active leasing program. Year-to-date, MRD has added 31,157 net acres in the Terryville Field. As of July 31, 2015, MRD had 107,109 gross (92,314 net) acres in the Terryville Field, which represents a 79% increase in net acres since its initial public offering.

	As of December 31, 2014		As of July 31, 2015		YTD Increase (Gross / Net)
	Gross	Net	Gross	Net
Terryville Field	73,737	61,157	107,109	92,314	45% / 51%
Other Louisiana	49,198	44,291	27,772	25,300

Total Acres	122,935	105,448	134,881	117,614

Note: Table gives effect to (1) acquisition by MEMP of certain assets from MRD in East Texas and non-core Louisiana in February 2015 in exchange for cash and certain properties in North Louisiana, and (2) divestiture by MRD of certain properties in April 2015 to a third-party in Colorado and Wyoming

Terryville Field Natural Gas Processing Update

MRD has secured future processing capacity to accommodate the expected increase in production in the Terryville Field. In May, MRD gained access to 200 MMcf/d of cryogenic processing capacity through agreements with PennTex Midstream Partners, LP (“PennTex”). MRD expects to have access to an additional 200 MMcf/d of cryogenic processing capacity from PennTex on or about the fourth quarter 2015.

Financial Update

Total debt outstanding as of June 30, 2015 was $765.0 million, including $165.0 million of debt outstanding under MRD’s revolving credit facility and $600.0 million of senior notes due 2022. As of June 30, 2015, MRD’s liquidity of $564.5 million consisted of $4.5 million of cash and cash equivalents and $560.0 million of availability under its revolving credit facility. The next re-determination of the borrowing base utilizing mid-year 2015 reserves is scheduled to occur in October 2015.

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the second quarter of 2015 was 21.8 Bcfe, or 89% of second quarter production of 24.4 Bcfe, which settled at an average hedge price of $4.96 per Mcfe. As of August 5, 2015, MRD has hedged approximately 71% of its expected remaining 2015 production on an equivalent basis (using the mid-point of MRD’s guidance range). As of June 30, 2015, the mark-to-market value of MRD’s hedge book was approximately $263 million.

In an effort to hedge a higher percentage of expected production and protect its future capital budget, in the second quarter 2015, MRD entered into additional deferred premium put contracts for certain natural gas volumes. Specifically, MRD added natural gas deferred premium puts in the amounts of 22,800,000, 22,800,000 and 7,200,000 MMBtu for the years covering 2016, 2017 and 2018, respectively.

The following table reflects MRD’s hedged volumes and corresponding weighted-average price, as of August 5, 2015.

	Remaining 2015	2016	2017	2018
Natural Gas Derivative Contracts:
Total natural gas volumes hedged (MMBtu)	45,780,000	116,040,000	98,040,000	96,600,000
Total weighted-average price(1)	$3.94	$3.76	$3.78	$3.87
Percent of expected production hedged(2)	84%

Crude Oil Derivative Contracts:
Total crude oil volumes hedged (Bbl)	498,000	426,000	336,000	379,500
Total weighted-average price(1)	$88.57	$88.64	$84.70	$84.50
Percent of expected production hedged(2)	77%

Natural Gas Liquids Derivative Contracts:
Total natural gas liquids volumes hedged (Bbl)	978,000	2,227,895	—	—
Total weighted-average price(1)	$41.52	$34.06	—	—
Percent of expected production hedged(2)	32%

Total Derivative Contracts:
Total hedged production (MMBtue)	54,636,000	131,963,371	100,056,000	98,877,000
Total weighted-average price(1)	$4.85	$4.17	$3.99	$4.10
Percent of expected production hedged(2)	71%

Note: 2015 hedge volumes represent the period July — December 2015

(1)	Utilizing the mid-point for collars
(2)	Using the mid-point of MRD’s 2015 guidance ranges

For more detailed information about MRD’s hedging program as of August 5, 2015, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

Upcoming Conferences

Members of MRD’s management team intend to participate in the following upcoming investment conferences:

•	August 18 - 19, 2015 — EnerCom Oil & Gas Conference (Denver, CO)

•	August 26, 2015 — Heikkinen Energy Conference (Houston, TX)

•	September 8 - 9, 2015 — Barclays Energy-Power Conference (New York, NY)

Presentation materials for all conferences mentioned above will be available on MRD’s website at www.memorialrd.com on or prior to the day of the respective presentation.

Quarterly Report on Form 10-Q

MRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before August 10, 2015.

Conference Call and Webcast

MRD will host an investor conference call today at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, at least 15 minutes before the call begins and providing the passcode 82296016. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MRD’s website www.memorialrd.com or by dialing (855) 859-2056 and providing the passcode 82296016.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

Memorial Resource Development Corp.

Operating Data — MRD Segment

	For the Three Months Ended June 30,
	2015	2014
Production volumes:
Oil Sales (MBbls)	315	233
NGL Sales (MBbls)	669	418
Natural Gas Sales (MMcf)	18,469	13,670

Total (MMcfe)	24,373	17,576
Total (MMcfe/d)	267.8	193.1

Average unit costs per Mcfe:
Lease operating expense	$0.16	$0.27
Gathering, processing and transportation	$0.74	$0.59
Production and ad valorem taxes	$0.13	$0.20
General and administrative	$0.42	$0.61
Cash settlements received / (paid) on commodity derivatives	$1.54	$(0.19)

Memorial Resource Development Corp.

Statements of Operations — MRD Segment

	For the Three Months Ended June 30,
(Amounts in $000s)	2015	2014
Revenues:
Oil & natural gas sales	$78,605	$110,566
Other income	—	3

Total revenues	78,605	110,569

Costs and Expenses:
Lease operating	3,854	4,793
Gathering, processing & transportation	14,289	10,295
Gathering, processing & transportation — affiliate	3,813	—
Exploration	2,230	940
Production and ad valorem taxes	3,140	3,581
Depreciation, depletion and amortization	35,827	30,814
General and administrative	10,323	10,754
Incentive unit compensation expense	16,116	942,817
Accretion of asset retirement obligations	93	127
(Gain) loss on commodity derivatives instruments	30,463	3,244
(Gain) loss on sale of properties	50	3,167

Total costs and expenses	120,198	1,010,532

Operating Income (loss)	(41,593)	(899,963)

Other Income (Expense):
Interest expense, net	(9,613)	(16,494)
Debt extinguishment costs	—	(37,248)
Equity (loss)	(89)	(9,944)
Other income	(52)	56

Total Other Income (Expense)	(9,754)	(63,630)

Income before income taxes	(51,347)	(963,593)
Income tax benefit (expense)	24,644	11,846

Net income (loss) attributable to MRD Segment	$(26,703)	$(951,747)

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA — MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; transaction related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended June 30,
(Amounts in $000s)	2015	2014
MRD Segment net income (loss)	$(26,703)	$(951,747)

Add (Deduct):
Interest expense, net	9,613	16,494
Debt extinguishment costs	—	37,248
Income tax expense (benefit)	(24,644)	(11,846)
Depreciation, depletion and amortization	35,827	30,814
Accretion of asset retirement obligations	93	127
(Gains) losses on commodity derivatives	30,463	3,244
Cash settlements received (paid) on commodity derivatives	37,539	(3,408)
Transaction related costs	126	500
Stock-based compensation (LTIPs)	1,957	175
Incentive-based unit compensation expenses	16,116	942,817
(Gain) loss on sale of properties	50	3,167
Exploration costs	2,230	940
Equity (income) loss in MEMP	89	9,944
Cash distributions from MEMP	75	3,002

MRD Segment Adjusted EBITDA:	$82,831	$81,471

Memorial Resource Development Corp.

Calculation of Adjusted Net Income — MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, stock-based compensation and incentive-unit compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months Ended June 30,
(Amounts in $000s)	2015	2014
MRD Segment net income (loss)	$(26,703)	$(951,747)

Add (Deduct):
(Gains) losses on commodity derivatives	30,463	3,244
Cash settlements (paid) received on commodity derivatives	37,539	(3,408)
(Gain) loss on sale of properties	50	3,167
Stock-based compensation (LTIPs)	1,957	175
Incentive-based compensation expenses	16,116	942,817
Equity (income) loss in MEMP	89	9,944
Debt extinguishment costs	—	37,248

MRD segment adjusted net income (loss) before tax effect	59,511	41,440
Tax effect related to adjustments	(42,245)	(1,206)

MRD Segment Adjusted Net Income	$17,266	$40,234

Memorial Resource Development Corp.

Commodity Hedge Positions — MRD Segment

At June 30, 2015, the MRD Segment had the following open commodity positions:

	Remaining 2015	2016	2017	2018
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	3,400,000	2,570,000	1,770,000	4,600,000
Weighted-average fixed price	$4.15	$4.09	$4.24	$4.06

Collar contracts:
Average Monthly Volume (MMBtu)	130,000	1,100,000	1,050,000	—
Weighted-average floor price	$4.00	$4.00	$4.00	$—
Weighted-average ceiling price	$4.64	$4.71	$5.06	$—

Purchased put option contracts:
Average Monthly Volume (MMBtu)	4,100,000	6,000,000	5,350,000	3,450,000
Weighted-average floor / strike price	$3.75	$3.51	$3.48	$3.62
Weighted-average deferred premium paid	$(0.33)	$(0.34)	$(0.32)	$(0.34)

Written call option contracts (1):
Average Monthly Volume (MMBtu)	3,225,000	—	—	—
Weighted-average sold strike price	$3.75	$—	$—	$—
Weighted-average deferred premium received	$0.08	$—	$—	$—

TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	3,380,000	1,120,000	200,000	—
Spread — Henry Hub	$(0.10)	$(0.10)	$(0.08)	$—

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	42,000	8,500	28,000	31,625
Weighted-average fixed price	$91.67	$84.80	$84.70	$84.50

Collar contracts:
Average Monthly Volume (Bbls)	2,000	27,000	—	—
Weighted-average floor price	$85.00	$80.00	$—	$—
Weighted-average ceiling price	$101.35	$99.70	$—	$—

Purchased put option contracts:
Average Monthly Volume (Bbls)	39,000	—	—	—
Weighted-average floor / strike price	$85.00	$—	$—	$—
Weighted-average deferred premium paid	$(3.80)	$—	$—	$—

Written call option contracts (1):
Average Monthly Volume (Bbls)	29,250	—	—	—
Weighted-average sold strike price	$85.00	$—	$—	$—
Weighted-average deferred premium received	$0.48	$—	$—	$—

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	163,000	185,658	—	—
Weighted-average fixed price	$41.52	$34.06	$—	$—

(1)	These transactions were entered into for the purpose of creating a ceiling on our put options, which effectively converted the applicable puts into swaps.

Memorial Resource Development Corp.

Statements of Operations — MRD Corp. Consolidated

Included below is MRD’s consolidated and combined statement of operations disaggregated by reportable segment for the period indicated:

	Three Months Ended June 30, 2015
(Amounts in $000s)	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$78,605	$97,221	$—	$175,826
Other revenues	—	917	—	917

Total revenues	78,605	98,138	—	176,743

Costs and expenses:
Lease operating	3,854	44,888	—	48,742
Gathering, processing, and transportation	14,289	9,048	—	23,337
Gathering, processing, and transportation — affiliate	3,813	—	—	3,813
Pipeline operating	—	500	—	500
Exploration	2,230	32	—	2,262
Production and ad valorem taxes	3,140	6,058	—	9,198
Depreciation, depletion, and amortization	35,827	46,286	—	82,113
Incentive unit compensation expense	16,116	—	—	16,116
General and administrative	10,323	14,377	—	24,700
Accretion of asset retirement obligations	93	1,686	—	1,779
(Gain) loss on commodity derivative instruments	30,463	61,403	—	91,866
(Gain) loss on sale of properties	50	—	—	50
Other, net	—	(943)		(943)

Total costs and expenses	120,198	183,335	—	303,533

Operating income (loss)	(41,593)	(85,197)	—	(126,790)
Other income (expense):
Interest expense, net	(9,613)	(27,910)	—	(37,523)
Earnings from equity investments	(89)	—	89	—
Other, net	(52)	124	—	72

Total other income (expense)	(9,754)	(27,786)	89	(37,451)

Income (loss) before income taxes	(51,347)	(112,983)	89	(164,241)
Income tax benefit (expense)	24,644	(876)	—	23,768

Net income (loss)	$(26,703)	$(113,859)	$89	$(140,473)

	Three Months Ended June 30, 2014
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated & Combined Totals
Revenues:
Oil & natural gas sales	$110,566	$142,870	$—	$253,436
Other revenues	3	1,338	—	1,341

Total revenues	110,569	144,208	—	254,777

Costs and expenses:
Lease operating	4,793	27,528	—	32,321
Gathering, processing, and transportation	10,295	7,591		17,886
Pipeline operating	—	676	—	676
Exploration	940	204	—	1,144
Production and ad valorem taxes	3,581	7,418	—	10,999
Depreciation, depletion, and amortization	30,814	42,966	—	73,780
Incentive unit compensation expense	942,817	—	—	942,817
General and administrative	10,754	11,372	—	22,126
Accretion of asset retirement obligations	127	1,400	—	1,527
(Gain) loss on commodity derivative instruments	3,244	138,346	—	141,590
(Gain) loss on sale of properties	3,167	—	—	3,167

Total costs and expenses	1,010,532	237,501	—	1,248,033

Operating income (loss)	(899,963)	(93,293)	—	(993,256)
Other income (expense):
Interest expense, net	(16,494)	(18,037)	—	(34,531)
Loss on extinguishment of debt	(37,248)	—	—	(37,248)
Earnings from equity investments	(9,944)	—	9,944	—
Other, net	56	—	—	56

Total other income (expense)	(63,630)	(18,037)	9,944	(71,723)

Income (loss) before income taxes	(963,593)	(111,330)	9,944	(1,064,979)
Income tax benefit (expense)	11,846	(310)	—	11,536

Net income (loss)	$(951,747)	$(111,640)	$9,944	$(1,053,443)

Contact:

Memorial Resource Development Corp.

Hays Mabry — Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com